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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): January 20, 1998



                          SI DIAMOND TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                     Texas
                 (State or Other Jurisdiction of Incorporation)


               1-11602                                76-0273345
        (Commission File No.)          (I.R.S. Employer Identification No.)

                           12100 Technology Boulevard
                              Austin, Texas 78727
                    (Address of Principal Executive Offices)

                                 (512)331-6200
              (Registrant's Telephone Number, Including Area Code)
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Item 5. Other Events

        In October 1997 SI Diamond Technology, Inc. (the "Company") agreed to issue additional shares of its Common Stock, $.001 par value per share, in a transaction under Regulation D promulgated under the Securities Act of 1993. The Company originally was to raise a total of $3,500,000 in this offering from the sale of the Common Stock. In addition, the purchasers of these shares of Common Stock were also to receive one warrant to purchase Common Stock for each share of Common Stock received by the purchasers which would have an exercise price of 115% of the average closing bid price of the Company's stock for the five trading days immediately preceding the purchase of Common Stock in each month pursuant to the terms of the subscription agreement. The Company only received a total of $1,000,000 from these purchasers, for which it issued a total of 2,829,334 shares of the Company's Common Stock. The Company also issued a total of 2,829,334 Warrants in connection with the issuance of such shares. Certain claims, disputes and differences arose between the parties with respect to the performance by the respective parties under the subscription agreements. In the settlement of this matter, the Company agreed to issue an additional 800,000 shares of Common Stock to the purchasers for $250,000. In addition, the purchasers agreed to surrender all warrants received under the purchase agreements back to the Company. All parties executed general releases relating to this matter.


Item 7. Financial Statements and Exhibits.

        (c)  Exhibits:

             99.1 Press Releases of SI Diamond Technology, Inc. dated January 20, 1998.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      SI DIAMOND TECHNOLOGY, INC.


                                      By  /s/ Douglas P. Baker
                                        ---------------------------------------
                                                  Douglas P. Baker
                                                 Vice President and
                                               Chief Financial Officer


Date:  January 20, 1998